Exhibit 10.13
AWARD TERMS OF
TIME-VESTED RESTRICTED STOCK UNITS GRANTED UNDER THE
DUPONT EQUITY AND INCENTIVE PLAN

Introduction	You have been granted time-vested restricted DuPont common stock units under the E.I. du Pont de Nemours and Company Equity and Incentive Plan (“Plan”), subject to the following Award Terms. This grant is also subject to the terms of the Plan, which is hereby incorporated by reference. However, to the extent that an Award Term conflicts with the Plan, the Plan shall govern. A copy of the Plan, and other Plan-related materials, such as the Plan prospectus, are available at:

www1.lvs.dupont.com/employeebenefits/sharesandstockoption.html.

Date of Grant	[___]

Type of Awards	Time-vested restricted DuPont common stock units

Dividend Equivalents	Dividends payable on the shares represented by your units (including whole and fractional units) will be allocated to your account in the form of units (whole and fractional) based upon the closing stock price on the date of the dividend payment.

Restricted Period	You may not sell, gift, or otherwise transfer or dispose of any of the units during the “Restricted Period.” The Restricted Period commences on the Date of Grant and lapses as set forth herein.

On [FIRST ANNIVERSARY OF DATE OF GRANT], the Restricted Period will lapse with respect to one-third (1/3) of the units, including dividend equivalents (rounded down to the next full unit).

On [SECOND ANNIVERSARY OF DATE OF GRANT], the Restricted Period will lapse with respect to one-third (1/3) of the units, including dividend equivalents (rounded down to the next full unit).

On [THIRD ANNIVERSARY OF DATE OF GRANT], the Restricted Period will lapse with respect to the remaining units, including dividend equivalents.

In the event of a Change of Control (as defined in the Plan) the Restricted Period with respect to all units will lapse.

Termination
of Employment

Due to Retirement (as defined in the applicable pension or retirement plan or plan company policy)	If you are an active employee for six months following the Date of Grant, the units will remain subject to the Restricted Period set forth above.

Due to Lack of Work, Divestiture to Entity Less Than 50% Owned by DuPont, Total and Permanent Disability, or Death	If you are an active employee for six months following the Date of Grant, the Restricted Period on all units will lapse.

Due to Any Other Reason (such as voluntary termination)	Units that are subject to a Restricted Period will be forfeited.

Payment	Units shall be paid or your beneficiary (or estate, if there is no beneficiary), as applicable, as soon as practicable after the Restricted Period on such units lapses, but in no event later than the last day of your first taxable year ending after the date on which the Restricted Period lapses. Units are payable in one share of DuPont common stock for each whole unit and a cash payment for any fraction of a unit. The value of each fractional unit will be based on the average high and low prices of DuPont common stock as reported on the Composite Tape of the New York Stock Exchange as of the effective date of payment.

Code Section 409A	This paragraph applies only if you are an officer of DuPont as of the December 31 preceding the date units are paid to you. Notwithstanding the foregoing to the contrary, any units payable pursuant to your termination of employment with DuPont shall not be paid earlier than the date that is six months after the date on which you terminate employment with DuPont.

Other Forfeiture	If you engage in misconduct, the Company may demand that you repay this Award, or cash payments you received as a result of this Award, within ten (10) days following written demand by the Company. “Misconduct” is defined in the Plan, and includes, but is not limited to, termination for cause (also defined in the Plan) or the breach of a noncompete or confidentiality agreement in your employment agreement.

Change of Control	In the event of a Change of Control in which the consideration paid to the stockholders is solely cash, the Compensation Committee may provide that any units will be cancelled in exchange for a cash payment equal to the consideration paid per share of stock in the Change of Control multiplied by the number of your units.

Deferral	If you are an officer of the Company, you may defer the settlement of this Award in accordance with the procedures established by the Company for that purpose.

Withholding	Shares of DuPont common stock otherwise deliverable in settlement of the units will be automatically used to satisfy withholding for federal, state, and local taxes. Where share withholding is not permitted by local law, the Company is authorized to withhold from other amounts due you (or your beneficiary, as applicable) or require payment of the same from you (or your beneficiary, as applicable). For more information regarding withholding procedures, please refer to the Plan prospectus.